Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Uroplasty, Inc.:

We consent to the use of our report dated July 26, 2004, with respect to the consolidated balance sheet of Uroplasty, Inc. and Subsidiaries as of March 31, 2004 and the related consolidated statements of operations, shareholders’ equity and comprehensive loss, and cash flows for the year then ended included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Minneapolis, Minnesota

July 20, 2005